Exhibit 3.1(a)

090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190177324-56
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/24/2019 10:58 AM
	Entity Number E0362602016-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Cannis, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. Authorized Stock. The authorized shares of capital stock of the Company shall be as follows;

A. 1,500,000,000 shares of common stock, $0.001 par value.

B. 10,000,000 shares of preferred stock, $0.001 par value. All of such shares shall be designated Class A Preferred Stock and shall be authorized to vote along with the Company' common stock on all matters presented to shareholders for a vote. The Class A Preferred Stock shall have 100 votes per share on any and all matters whether at a meeting of shareholders or by written consent. Apart from the voting rights stated in the preceding sentences, the Class A Preferred Stock shall have no other rights, privileges or preferences.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 99%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature] DATO' CHING EU BOON CHIEF EXECUTIVE OFFICER

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.